MANAGEMENT AGREEMENT

TO: AlphaCentric Advisors LLC

36 North New York Avenue, 3rd Floor

Huntington, New York 11743

To Whom It May Concern:

AlphaCentric Prime Meridian Income Fund (the “Trust” or “Fund”) herewith confirms our agreement with AlphaCentric Advisors LLC (the "Advisor" or “You”).

The Trust has been organized to engage in the business of a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) operating as an interval fund.

You are registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and have been selected to act as the investment manager of the Trust and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth.

Accordingly, the Trust and the Advisor, intending to be legally bound, agree as follows as evidenced by the execution of this Agreement.

1.       ADVISORY SERVICES

Subject to the supervision of the Board of Trustees of the Trust, you will manage the Fund’s assets subject to and in accordance with the investment objective and policies of the Fund and any directions which the Fund’s Board of Trustees may issue from time to time. Pursuant to the foregoing, you will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund’s investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Trust as the Board of Trustees of the Trust may request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and the appropriate committees of the Board regarding the conduct of the business of the Trust.

For all purposes herein, you shall be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.       USE OF SUB-ADVISERS

You may delegate responsibilities, rights or duties under Sections 1, 5, and 6 of this Agreement.to one or more investment advisers registered under the Advisers Act (each, a “Sub-Adviser”). Any such use of a Sub-Advisor must be pursuant to an agreement with you that is approved: (i) by the Trust's Board of Trustees, including a majority of the trustees who are not who parties to the agreement or "interested persons" (as defined in the 1940 Act) of you or the Trust, and (ii) if required under the 1940 Act and relevant

SEC exemptions or SEC staff interpretations, by the Fund’s shareholders. You will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Fund’s investment objective, policies and restrictions. In the event that your agreement with any Sub-Adviser is terminated, you shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Trust’s Board and shareholders, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, you will continue to have overall responsibility for the management and investment of the Fund's assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund. You will also retain sole responsibility for all services described in Section 1, 5, and 6 of this Agreement and not expressly delegated to one or more Sub-Advisers.

3.       ALLOCATION OF CHARGES AND EXPENSES

You will furnish to the Fund, at your own expense, such office space and office facilities, equipment and personnel necessary to render the services set forth in this Agreement, other than those assumed by the Trust herein. You will also pay the compensation of any Sub-Adviser retained pursuant to paragraph 2 above, as well as the compensation and expenses of any persons rendering any services to the Trust who are directors, officers, employees, members, stockholders or "interested persons" (as defined in the 1940 Act) of your corporation or limited liability company and will make available, without expense to the Fund, the services of such of your employees as may duly be elected trustees or officers of the Trust, subject to their individual consent to serve and to any limitations imposed by law. Notwithstanding the foregoing, you are not obligated to pay the compensation or expenses of the Trust's Chief Compliance Officer, regardless of whether the Chief Compliance Officer is affiliated with AlphaCentric Advisors LLC (the “Advisor”). You will also pay, and the Trust shall not be responsible for, any third-party startup expenses related to getting the Fund registered with the U.S. Securities and Exchange Commission (“SEC”). Startup expenses include, but are not limited to, Fund counsel legal fees, filing fees, cusip and ticker fees and initial state blue sky registration fees.

The Fund will be responsible for the payment of all operating expenses of the Fund, including the compensation and expenses of any employees of the Trust and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator, accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund’s shares that the Fund is authorized to pay; and all other operating expenses not specifically assumed by you. The Fund will also pay all brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), fees and expenses of the non-interested person Trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust’s Trustees and officers with respect thereto.

You may obtain reimbursement from the Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4.       COMPENSATION OF THE MANAGER

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, the Fund will pay you a fee based on the average value of the daily net assets of the Fund and paid at an annual rate of 1.50%. Such fee shall be accrued daily and payable monthly. For any period less than a full month during which this Agreement is in effect, the compensation payable to the Advisor hereunder shall be prorated accordingly to the proportion which such period bears to a full month.

The average value of the daily net assets of a Fund shall be determined pursuant to the applicable provisions of the Trust’s Agreement and Declaration of Trust, as the same may subsequently thereto have been, or subsequently hereto be, amended (“Agreement and Declaration of Trust”) and the Fund's valuation procedures approved by the Board of Trustees. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5.       EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you (or the applicable Sub-Adviser retained pursuant to paragraph 2 above) will have discretion to arrange for the placing, in the name of the Fund, of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or the sub-adviser), subject to and in accordance with any directions which the Trust's Board of Trustees may issue from time to time. You (or the Sub-Adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you (or the Sub-Adviser) are directed at all times to seek to obtain for the Fund the best qualitative execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You (or the Sub-Adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you (or the Sub-Adviser) are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. To the extent that it continues to be lawful to do so, you may place orders with a broker who charges a commission for that portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the Sub-Adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your (or the sub-adviser’s) overall responsibilities with respect to the Fund and to accounts over which you (or the sub-adviser) exercise investment discretion. You shall render regular reports to the Trust regarding brokerage and soft dollar trading as may be requested by management and/or the Trust's Board.

A broker’s or dealer's sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund's portfolio securities transactions or (ii) any remuneration, including but not limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund's portfolio transactions through such broker or dealer. However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Trustees has adopted policies and procedures that comport with Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the 1940 Act, and other applicable law, you (or the sub-adviser), any of your (and the sub-adviser’s) affiliates or any affiliates of your (or the sub-adviser’s) affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you (or the sub-adviser) give any advice to your clients (or clients of the sub-adviser) concerning the shares of the Fund, you (or the sub-adviser) will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6.       PROXY VOTING

You will vote, or make arrangements to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that you deem, in good faith, to be in the best interest of the Fund and in accordance with your proxy voting policy. You agree to provide a copy of your proxy voting policy, and any amendments thereto, to the Trust prior to the execution of this Agreement.

7.       CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Trustees of the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8.       SERVICES NOT EXCLUSIVE/USE OF NAME

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund.

The Trust and you acknowledge that all rights to the name “AlphaCentric” or any variation thereof belong to you, and that the Trust is being granted a limited license to use such words in its name or in any class name. In the event you cease to be the adviser to the Fund, the Trust’s right to the use of the name “AlphaCentric” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by you during the term of this Agreement upon ninety (90) days’ written notice by you to the Trust. Nothing contained herein shall impair or diminish in any respect, your right to use the name “AlphaCentric” in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

9.       STANDARD OF CARE, LIMITATION OF LIABILITY AND INDEMNIFICATION

(a) You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability to the Fund or its shareholders for any damages, expenses or losses in connection with any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, or in connection with any error of judgment or mistake of law, except by reason of willful misfeasance, bad faith or gross negligence on the part of you or any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

(b) Subject to the further limitations contained in Section 9(c) and Section 9(d) below:

(i)	the Trust (an “Indemnifying Party”) shall indemnify, defend, protect and hold you and your members, directors, officers, and employees (each a “Covered Person”) harmless, to the fullest extent permitted by law, against any and all damages, demands, liabilities, costs and expenses (including reasonable attorney fees and amounts reasonably paid in settlement) (each a “Loss”) to which the Covered Person may become subject by virtue of your being or having been the investment manager to the Trust, including any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its shareholders) arising out of or otherwise based upon the performance of any of your duties or obligations under this Agreement or otherwise as the investment manager of the Trust; except for any Losses resulting from the willful misfeasance, bad faith or gross negligence of the Covered Person in the performance of duties or from reckless disregard of obligations and duties under this Agreement;
(ii)	You (also, an “Indemnifying Party”) shall indemnify, defend, protect and hold harmless the Trust, and its Trustees, officers, employees (each also a Covered Person) to the fullest extent permitted by law, against any and all Losses, if the Loss is the result of your willful misfeasance, bad faith or gross negligence in the performance of your duties or from reckless disregard of your obligations and duties under this Agreement;

(c) Furthermore, no indemnification shall be provided hereunder to a Covered Person:

(i)	who shall have been adjudicated, by a court or body before which the proceedings was brought, to have caused a Loss as a result of willful misfeasance, bad faith or gross negligence in the performance of duties or from reckless disregard of obligations and duties under this Agreement; or
(ii)	in the event of a settlement, unless there has been a determination that such Covered Person did not cause a Loss as a result of willful misfeasance, bad faith or gross negligence in the performance of duties or from reckless disregard of obligations and duties under this Agreement:

(a) by the court or other body approving the settlement; or

(b) by a majority of those Trustees who are neither “interested persons” of the Trust (as defined in the 1940 Act) nor are parties to the matter, based upon a review of readily available facts (as opposed to a full trial-type inquiry) (for indemnifications by the Trust only); or

(c) by written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry).

(d) The rights of indemnification herein provided may be insured against by policies maintained by you or the Trust shall not affect any other rights to which any Covered Person may now or hereafter be entitled, shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of the personal representatives, successors and assigns of each such person. Nothing contained herein shall affect any rights to indemnification to which you or your personnel or the Trust or Trust’s personnel or any other persons, other than a Covered Person, may be entitled by contract or otherwise by law.

(e) Expenses in connection with the investigation, preparation and presentation of a defense to any claim, suit or proceeding of the character described in subsection (c) of this Section 9 shall be paid by an Indemnifying Party, from time to time, prior to final disposition thereof, upon receipt of an undertaking by or on behalf of a Covered Person that such amount will be repaid to the Indemnifying Party if it is ultimately determined that he or she is not entitled to indemnification under this Section 9; and provided that either:

(i)	such Covered Person shall have provided appropriate security for such undertaking,

(ii)	the Indemnifying Party shall be insured against losses arising out of any such advance payments,

(iii)	a majority of the Trustees who are neither “interested persons” of the Trust nor parties to the matter, shall have determined, based on a review of readily available facts (as opposed to trial-type inquiry), that there is reason to believe that such Covered Person will be entitled to indemnification by the Indemnifying Party under this Section 9 (for indemnifications by the Trust only); or

(iv)	independent legal counsel in a written opinion, shall have determined, based upon a review of readily available facts (as opposed to trial-type inquiry), that there is reason to believe that such Covered Person will be entitled to indemnification under this Section 9.

(f) Neither party shall be liable to the other party for consequential damages under any provision of this Agreement.

10.       DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the date that the Fund commences investment operations and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two (2) years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a vote of a majority of the outstanding voting securities of the Fund or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC), and (b) a vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC).

This Agreement may, on sixty (60) days written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

11.        AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval, and (if required under interpretations of the 1940 Act by the SEC or its staff) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12.       LIMITATION OF LIABILITY TO TRUST PROPERTY

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of the Fund, personally, but bind only the trust property of the Fund (and only the property of the Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and will be ratified by the initial shareholder(s) of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust.

13.        SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

14.       BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, you agree that all record which you maintain for the Trust are the property of the Trust and you agree to surrender promptly to the Trust such records upon the Trust’s request. You further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act all records which you maintain for the Trust that are required to be maintained by Rule 31a-1 under the 1940 Act.

15.        QUESTIONS OF INTERPRETATION

(a)       This Agreement shall be governed by the laws of the State of New York.

(b)       For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)       Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

16.        NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the designated address of the Trust is [ ].

17.        CONFIDENTIALITY

You agree to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law. In addition, you, and your officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. You agree that, consistent with your Code of Ethics, neither you nor your officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund's portfolio holdings.

18.       COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.       BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

20.        CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract according to its terms.

Yours very truly,

AlphaCentric Prime Meridian Income Fund

Dated: as of October 10, 2019

By: /s/ Stephen Lachenauer

Print Name: Stephen Lachenauer

Title: Trustee

ACCEPTANCE:

The foregoing Agreement is hereby accepted and agreed to.

AlphaCentric Advisors LLC

Dated: as of October 10, 2019

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Managing Member